EXHIBIT 23






The Board of Directors
Metaldyne Corporation:

We consent to the inclusion of our report dated January 26, 2000, with respect to the consolidated balance sheets of Simpson Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the Form 8-K/A of Metaldyne Corporation dated December 15, 2000.




/s/ KPMG LLP
Detroit, Michigan
February 27, 2001